SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary proxy statement

[ ]    Confidential, for use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

[X]    Definitive proxy statement

        VENTURE LENDING & LEASING IV, INC.
(Name of Registrant as Specified In Its Charter)

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[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]    Fee paid previously with preliminary materials.

[ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
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(2)    Form, Schedule or Registration Statement No.:
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(4)    Date Filed:
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VENTURE LENDING & LEASING IV, INC.
104 La Mesa Drive, Suite 102
Portola Valley, California94028
(650) 234-4300

October 17, 2011

To Our Shareholder:

We have called a special shareholder meeting for Friday, October 28, 2011, to commence at 9:00 a.m., in our offices. At the special meeting we will seek the approval of our shareholder to terminate the status of Venture Lending & Leasing IV, Inc. (the “Fund” or “Fund IV”) as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). If the proposal is approved, immediately after revoking its status as a business development company under the 1940 Act, Fund IV will de-register as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Fund IV was organized in 2003, raised $245.0 million in capital from its shareholder, borrowed $214.6 million from its lenders, had total assets that peaked at over $454.5 million, and, through this date, has distributed over $304.9 million to its shareholder. At September 30, 2011, Fund IV retains approximately $26.0 million in total assets. As we continue the wind-down phase of Fund IV, there is a likelihood that, in the near term, we will fail to meet the diversification requirements imposed upon us to qualify for favorable tax treatment as a “regulated investment company” under the Internal Revenue Code. Terminating Fund IV's status as a business development company under the 1940 Act will enable us to reduce our accounting and compliance expenses without adversely affecting the conduct of our business during this wind-down phase.

We encourage you to carefully review the enclosed proxy statement, as it sets forth the details of the proposal and the tax consequences thereof to our shareholder.

You do not need to attend the meeting to participate. Whether you plan to attend the meeting or not, we urge you to sign, date, and return the enclosed proxy by fax or e-mail in order that as many shares as possible may be represented at the meeting. The vote of our shareholder is important and your cooperation in promptly returning your executed proxy would be appreciated. The proxy is revocable and will not affect your right to vote in person. Therefore, even if you execute a proxy, you may still attend the shareholder meeting and vote your shares in person.
Very truly yours,
/S/ Ronald W. Swenson
Ronald W. Swenson
Chairman of the Board

VENTURE LENDING & LEASING IV, INC.

NOTICE OF SPECIAL SHAREHOLDER MEETING
TO BE HELD ON OCTOBER 28, 2011

TO THE SHAREHOLDER OF VENTURE LENDING & LEASING IV, INC.:

A special meeting of the shareholder of Fund IV will be held at 9:00 A.M., Pacific time, on Friday, October 28, 2011, at the offices of Westech Investment Advisors LLC (“Westech”), 104 La Mesa Drive, Suite 102, Portola Valley, California 94028, to consider and vote on the approval of the termination of the status of Fund IV as a business development company (“BDC”) under the 1940 Act (the “Proposal”).

You should carefully consider the risk factors relating to the Proposal and our business, which are described under “Risk Factors” in the enclosed proxy statement.

A shareholder that owned Fund IV shares on the close of business on September 30, 2011 is entitled to vote at the meeting. The Shareholder may attend and vote at the meeting in person, or may complete, date and sign the enclosed proxy and return it to us by fax or e-mail. A shareholder that executes a proxy card may nevertheless attend the meeting and vote in person.

By order of the Board of Directors

/S/ Ronald W. Swenson
Ronald W. Swenson
Chairman of the Board

October 17, 2011

VENTURE LENDING & LEASING IV, INC.
104 La Mesa Drive, Suite 102
Portola Valley, California 94028
(650) 234-4300

PROXY STATEMENT
SPECIAL SHAREHOLDER MEETING
October 28, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 28, 2011: This Proxy Statement, together with a Notice of Special Shareholder Meeting and Proxy Card, are available, with log-in information, on the internet at the following address: www.intralinks.com. Please contact Lynda Colletta, at (650) 234-4321, or by e-mail to lyndac@westerntech.com, if you require assistance accessing such website.

Your vote at this special meeting is important to us. Please vote your shares of Common Stock by completing the enclosed proxy and returning it to us. The enclosed proxy is solicited by Fund IV's Board of Directors. This proxy statement will be first mailed to our shareholder on October 18, 2011.

SUMMARY OF THE PROPOSAL
The following is a summary of the Proposal to be presented to the shareholder of Fund IV at the special meeting and is qualified by reference to the more detailed discussion of the Proposal appearing elsewhere in this proxy statement.

The Proposal	If the Proposal is approved, Fund IV will terminate its status as a business development company under the 1940 Act. See “The Proposal.”
Reason for the Proposal
Given Fund IV's rapidly declining size and limited life cycle, we believe the benefits realized by filing periodic reports with the SEC and complying with the requirements of operating as both a BDC and a reporting company under the Exchange Act are outweighed by the costs. By not conducting business as a BDC, Fund IV will realize cost savings by eliminating the expenses associated with being a SEC reporting company,which savings can be passed on to its shareholder in the form of greater cash distributions. In this regard, as a BDC, Fund IV is required to file periodic reports with the SEC that include audited financial statements. Although Fund IV's sole shareholder, Venture Lending & Leasing IV, LLC, a Delaware limited liability company (the “LLC”), will continue to provide its members with annual audited financial statements, which will include Fund IV on a consolidated basis, eliminating the requirement that Fund IV prepare its own separate annual audited financial statements will result in further cost savings that can be passed on to its shareholder.
The BDC status and registration under the Exchange Act, among other things, enabled Fund IV to qualify as a “regulated investment company” (“RIC”) under the Internal Revenue Code. RICs must meet certain income requirements and diversification requirements with respect to their assets. Because of the diminishing size of Fund IV's portfolio, it is likely that, in the near term, it will not meet these diversification requirements. Therefore, in view of the level of Fund IV's assets, the additional costs of maintaining Fund IV's status as a BDC and a reporting company under the Exchange Act outweigh any benefit Fund IV may derive from such status. See “The Proposal.”

Risk Factors
By not operating as a BDC, Fund IV will not be required to be supervised by a board of directors the majority of whom are disinterested, and will not be subject to restrictions on the type of investments it can make and other regulatory protections. Furthermore, Fund IV will not file periodic reports with the SEC. See “Risk Factors.”

Tax Consequences
Because Fund IV will no longer qualify as a RIC under the Internal Revenue Code, it will be taxed as an “ordinary” C corporation. As such, Fund IV would generally be subject to U.S. federal income tax at the corporate level, and all or a portion of its distributions (other than certain distributions in liquidation of Fund IV) would be characterized as dividends to the extent of Fund IV's accumulated or current earnings and profits. Distributions in excess of accumulated and current earnings and profits, if any, will generally be treated as a return of capital that is applied against and reduces the LLC's basis in its shares of Fund IV Common Stock (the “Fund Shares”). Any remaining excess would be treated as gain realized from the disposition of the Fund Shares.

Vote Required
Approval of the Proposal requires the approval of the holders of a majority of the outstanding shares of Fund IV Common Stock (the “Fund Shares”).
The sole shareholder of Fund IV is the LLC. The Operating Agreement of the LLC grants the members pass-through voting rights, meaning that the LLC, as the sole shareholder of Fund IV, may take no action as shareholder of Fund IV without first securing the approval of the members of the LLC, with the same vote required of the members as is required of the shareholder of Fund IV. Accordingly, approval of the Proposal requires the prior approval of the holders of a majority-in-interest of the outstanding shares of membership interest of the LLC (the “LLC Shares”).

Recommendation	Our Board of Directors has unanimously approved and recommends that you vote “FOR” the Proposal.

GENERAL INFORMATION ABOUT THE MEETING AND FUND IV

Meeting Date; Time; and Location	Friday, October 28, 2011, 9:00 A.M., at the offices of Westech, located at 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

Quorum	Holder of a majority of the issued and outstanding Fund Shares, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

Record Date; Shares Entitled to Vote
September 30, 2011. Only shareholders of Fund IV as of the close of business on the Record Date will be entitled to vote at the meeting. We had 100,000 Fund Shares outstanding and entitled to vote as of the close of business on the record date. Each of those Fund Shares is entitled to one vote on each matter to come before the meeting. Each fractional Fund Share is entitled to an identical fractional vote on each matter to come before the meeting.

Voting Procedure
After you read and consider the information in this proxy statement, mark your proxy with respect to the Proposal, and then fax or e-mail to us your signed and dated proxy as promptly as possible. To make sure you are represented at the meeting, you should return your proxy whether or not you plan to attend. Your failure to return a proxy will have the effect of voting AGAINST the Proposal. A shareholder may revoke a proxy at any time before it is exercised by notifying the Secretary of Fund IV in writing at the above address, or by attending the meeting and voting in person.

How Votes Will Be Counted
The Proposal requires the approval of the holders of a majority of the outstanding Fund Shares. Therefore, abstentions will have the effect of a vote AGAINST the Proposal. If a shareholder or nominee returns a signed proxy but does not vote (for, against, or abstain) on the Proposal, then the management proxies will vote the shares represented by the proxy FOR the Proposal.

Proxy Solicitation
Proxy solicitations will be made primarily by mail, but solicitations may also be made by electronic mail, facsimile, or telephone calls or personal meetings conducted by officers and employees of Westech. The cost of the proxy solicitation and the preparation of this proxy statement will be borne by Fund IV.

Fund IV's Manager	Fund IV's investment manager is Westech. Westech is a California limited liability company whose address is 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

Annual and Quarterly Reports
The shareholder may obtain copies of Fund IV's 2010 annual report on Form 10-K (for the year ended December 31, 2010) and 2011 quarterly reports on Form 10-Q, without charge, by contacting Fund IV as specified below under “Further Information.”

Further Information	Questions concerning this proxy statement should be directed to Martin D. Eng, Chief Financial Officer and Secretary of Westech, at (650) 234-4308, or by email to martine@westerntech.com.

Special Note About Forward-Looking Statements
Except for the historical statements and discussions thereof contained in this proxy statement, statements in this proxy statement, including under the heading “Risk Factors,” constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, other written or oral statements which constitute forward-looking statements have been made and may be made in the future by Fund IV, the LLC, or both.
You should not put undue reliance on forward-looking statements. We have an obligation to update and disclose any material developments related to information disclosed in this proxy statement through and including the date of the meeting. However, we undertake no obligation to update or revise any forward-looking statements that are or may be affected by developments which our management does not deem material. When used or incorporated by reference in this proxy statement, the words “anticipate,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements.

FUND IV'S BUSINESS

Fund IV is a non-diversified closed-end management investment company electing status as a “business development company” under the 1940 Act. The investment objective of Fund IV is to achieve a high total return from its loans and portfolio investments. Fund IV has provided asset-based financing to selected venture capital-backed companies, in the form of secured loans. Fund IV generally receives warrants to acquire equity securities in connection with its portfolio investments. Fund IV has followed the policy of distributing its warrants and equity securities upon or shortly after receipt to the LLC.
The sole shareholder of Fund IV is the LLC. The capital of Fund IV has been contributed to it by the LLC, which in turn received capital contributions from its members pursuant to capital commitments from such members. The members of the LLC committed $250.0 million in capital to the LLC. Capital contributions were made by the members of the LLC from time to time upon call. The capital contributions made by the members to the LLC total $245.0 million. The LLC's right to make capital calls of its members terminated on October 30, 2006, the date on which all committed capital was called. From the capital contributions made by its members to the LLC, the LLC contributed $245.0 million in capital to Fund IV. The remaining $5.0 million was retained by the LLC for direct equity investments.
Fund IV has completed its investment period and is now focused on efficiently managing and liquidating its portfolio. As of September 30, 2011 Fund IV had distributed $304.9 million to the LLC.
As of August 31, 2011, the assets of Fund IV totaled $25.9 million, and consisted of loans, with an estimated fair value of $7.5 million, and cash and other assets of $18.4 million. Fund IV's total liabilities at August 31, 2011 were $0.1 million, consisting in large part of accrued expenses and management fees payable. Total shareholder's equity of Fund IV at August 31, 2011 was $25.8 million. Fund IV repaid in full its funded indebtedness on June 10, 2009, and therefore at August 31, 2011 it had no bank debt on its balance sheet.
Fund IV's remaining assets consist primarily of cash and loans. Management anticipates that the majority of Fund IV's cash will be distributed by December 31, 2011. With regard to Fund IV's remaining portfolio of loans, management anticipates that its performing loans, which stand at $3.2 million as of August 31, 2011, willall be fully paid off on or around December 31, 2012. It is more difficult to anticipate the time frame in which non-performing loans, which total $4.3 million as of August 31, 2011, will ultimately be resolved, as such loans may be collected, re-negotiated through a loan workout, or written off. Management anticipates that it may take a few years for final resolution to be reached on such non-performing loans.

BACKGROUND OF THE PROPOSAL

Fund IV was organized as an investment vehicle with a limited life. Fund IV's Articles of Incorporation provide that Fund IV shall cease to exist at the close of business on December 31, 2012, except for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.
For the reasons discussed below under the heading “Recommendation of Fund IV's Board of Directors,” Fund IV's Board of Directors recommends that Fund IV terminate its BDC election.
The Board of Directors of Fund IV has unanimously approved the Proposal and directed that it be submitted for the consideration and approval of our shareholder.
Risk Factors
Along with the other information included in this proxy statement, you should carefully consider the following risks and uncertainties.
Fund IV Will Not be Required to Have Independent Directors or File Audited Financial Statements With the SEC
If the Proposalis approved, then Fund IV will end its status as a business development company under the 1940 Act and will no longer need to comply with the related regulatory requirements, including having independent directorsand providing its shareholder with audited financial statements. The requirement that business development companies have independent directors on the board of directors is designed to protect the interests of investors. If the Proposal is approved, Fund IV will no longer be required to have such independent directors. While Fund IV plans to continue to have independent directors for a period of time as it winds down its business, its Board of Directors may determine in the future that the benefits of having independent directors is outweighed by the associated costs. Furthermore, Fund IV will not be required to file audited financial statements with the SEC or provide such audited financial statements to its shareholder. While Fund IV's sole shareholder, the LLC, will continue to provide its members with annual audited financial statements, which will include Fund IV on a consolidated basis, the managing member of the LLC anticipates that it may, at some point in the future, seek to amend the LLC's Operating Agreement to eliminate the requirement that the LLC provide annual audited financial statements to its members as it further winds down its business.
Fund IV Will Not File Reports With the SEC and Will Not Be Subject to Regulation Under the Securities Exchange Act of 1934
If the Proposal is approved, then Fund IV will revoke its election as a BDC and, immediately after, de-register as a reporting company under the Exchange Act. Thereafter, Fund IV will not prepare and file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, or current reports on Form 8-K. While certain other SEC reporting obligations will continue for a period of ninety days after the de-registration (such as the obligation to file proxy statements in connection with meetings of the shareholder and regulation of officers or controlling persons under Section 16 of the Exchange Act, governing insider reporting and recovery of short-swing profits), after such ninety day period, all SEC reporting obligations will terminate.
Fund IV's Income Will be Subject Tax at the Corporate Level
As long as Fund IV qualifies as a RIC under the Internal Revenue Code, it does not pay any federal or state corporate income tax on income or gains that are distributed to its shareholder, the LLC (referred to as having “pass-through status”). If the Proposal is approved, Fund IV will no longer be eligible to qualify as a RIC, and Fund IV's income will be subject to an entity-level tax. In this regard, Fund IV will be taxed as an ordinary C corporation on its taxable income for each year (even if that income is distributed to its shareholder), and, to the extent such persons are not tax‑exempt entities, the members of the LLC will be taxed on all distributions to the extent of Fund IV's accumulated or current earnings and profits. Distributions in excess of accumulated and current earnings and profits, if any, will generally be treated as a return of capital that is applied against and reduces, but not below zero, the LLC's basis in the Fund Shares. Any remaining excess would be treated as gain realized from the disposition of the Fund Shares.
THE PROPOSAL

What does the Proposal mean for me?
If the Proposal is approved, then Fund IV will revoke its election as a BDC under the 1940 Act and will no longer be subject to regulation as a BDC. The cost savings from not maintaining the BDC election and from not preparing and filing reports with the SEC (discussed below) should increase the cash available for distribution to Fund IV's shareholder, the LLC.
Why are we doing this?
Given our rapidly declining size and limited life cycle, we believe that the benefits we realize by the expenditures of maintaining the BDC election and the filing of SEC periodic reports at the Fund IV level are outweighed by the costs. Fund IV incurs significant administrative costs in order to comply with the regulations imposed by the 1940 Act and the Exchange Act. Management devotes considerable time to issues relating to compliance with the 1940 Act and the Exchange Act, and Fund IV incurs a substantial amount of legal and accounting fees with respect to such matters. The cost of complying with regulatory requirements has increased as a result of the implementation of the Sarbanes-Oxley Act. As Fund IV will exist solely for the purpose of an orderly liquidation of its assets and will not make any new investments, the protection afforded by the BDC regulatory requirements appear to the Board of Directors to be less important to our shareholder than maximizing their distributions from our remaining loan and securities portfolio.
Furthermore, as a BDC, Fund IV could qualify as a “regulated investment company,” under the Internal Revenue Code. However, as Fund IV winds down its business, it is likely to fail to qualify for this status. Therefore, in view of the level of Fund IV's assets, the additional costs of maintaining its status as a BDC and a reporting company under the Exchange Act outweigh any benefits Fund IV may derive from such status.
How would the BDC Termination work?
Fund IV would file a notice with the SEC revoking its election of BDC status under the 1940 Act.
De-Registration as an Exchange Act Company.
Immediately after Fund IV's revocation of its election as a BDC under the 1940 Act, Fund IV will de-register as a reporting company under the Exchange Act. From and after the date of such de-registration, Fund IV will no longer be obligated to file periodic reports under the Exchange Act, and, ninety days after such de-registration, Fund IV will no longer be subject to the proxy rules promulgated by the SEC under the Exchange Act in the conduct of shareholder meetings or the solicitation of shareholder consents (other than certain antifraud rules), and the officers and controlling persons of Fund IV will not be subject to the insider reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. While Fund IV will continue to provide its shareholder with annual audited financial statements and quarterly unaudited financial statements, the Board of Directors anticipates that, as Fund IV further winds down its business, it will cease providing annual audited financial statements. We anticipate additional cost savings from not being required to file periodic reports with the SEC under the Exchange Act.
How will Fund IV be different if it is not a BDC?
If Fund IV revokes its election as a BDC, it will not be subject to the regulatory requirements applicable to business development companies. The regulatory constraints that apply to the activities of Fund IV as a BDC, but that will not apply if the Proposal is approved, include:

•	Restrictions on the types of investments Fund IV may make;

•	Restrictions on Fund IV's ability to issue shares at a price below net asset value or to issue senior securities;

•	Restrictions on Fund IV's ability to enter into transactions with affiliates;

•
The requirement that a majority of Fund IV's board of directors be comprised of disinterested directors, and requirements that the disinterested directors review and approve various policies and transactions; and

•	The requirement that the disinterested directors annually approve the continuation of Fund IV's management agreement with Westech.
Management believes that, at this late stage in Fund IV's life, the benefit to investors of these regulatory protections is outweighed by the cost of complying with the requirements of the 1940 Act.
Fund IV has liquidated a significant portion of its assets and, as of August 31, 2011, had the following assets:
As of August 31, 2011 (unaudited) (millions)

Loans, at estimated fair value	$7.5 Million
Cash and other assets	18.4 Million
Total Assets:	$25.9 Million

As a BDC, Fund IV must meet a number of regulatory requirements, many of which entail expense for Fund IV. For example, Fund IV must have a board of directors that includes a majority of independent directors, whose fees and expenses are paid by Fund IV and amounted to approximately $58,000 accrued for the year ended December 31, 2010, and $11,000 for the three months ended June 30, 2011. While it is anticipated that Fund IV will continue to have independent directors for a period of time, who will be continue to be paid fees and expenses for their services, such independent directors will not be required, and may be eliminated as Fund IV further winds down its business. As a BDC, Fund IV is also required to file periodic reports with the SEC that include audited financial statements and its quarterly financial statements are subject to limited reviews by its auditors. For the twelve months ended December 31, 2010, Fund IV incurred approximately $119,000 in audit and review expenses. If the Proposal is approved, Fund IV will no longer be required to file audited financial statements. While Fund IV's shareholder, the LLC, will provide its members with annual audited financial statements, which will include Fund IV on a consolidated basis, Fund IV will realize costs savings by no longer having to prepare its own audited financial statements. Furthermore, the managing member of the LLC anticipates that, as the LLC further winds down its business, it may, at some point in the future, seek to amend the LLC's Operating Agreement to eliminate this requirement that the LLC provide annual audited financial statements to its members.

Management believes that, given Fund IV's rapidly declining size, to continue to incur these expenses, and to devote management time to meeting Fund IV's regulatory obligations under the 1940 Act, is unwarranted.

What happens if the Proposal is not approved?
If the Proposal is not approved, Fund IV will not revoke its election as a BDC under the 1940 Act or de-register as a reporting company under the Exchange Act. This means that the shareholder will continue to benefit from the regulatory protections of the 1940 Act (as they apply to BDCs) and the Exchange Act. However, it also means that Fund IV would continue to incur all of the costs associated with compliance with the regulatory requirements of being a BDC and a reporting company, and management will continue to devote a substantial amount of time to such compliance, despite the fact that Fund IV will be in a wind-down phase and have limited activity. Such costs include the expenses associated with filing periodic reports with the SEC, complying with the requirements of the Sarbanes-Oxley Act, preparing audited financial statements, having independent directors on the board of directors, and associated legal and accounting fees.
Approval of the Proposal will result in Fund IV no longer qualifying as a RIC under the Internal Revenue Code. However, even if the Proposal is not approved, there is a likelihood that, in the near term, Fund IV will fail to meet the diversification requirements for RIC status, at which point in time it will be taxed as an “ordinary” C corporation, and subject to corporate level U.S. federal income tax on its net investment income and realized capital gains. See “Certain Tax Aspects of the Proposal.”
Certain Tax Aspects of the Proposal

The following is a brief summary of certain U.S. federal income tax consequences of the Proposal and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions which are in effect on date of this proxy statement. This summary does not discuss all of the U.S. federal income tax matters that may be relevant to Fund IV, the LLC, or its members. Nor does it consider various tax provisions which may be applicable to persons subject to special rules under the Code, including, among others, insurance companies, financial institutions, broker-dealers, foreign members, and (except as specifically indicated) tax-exempt entities. Finally, this summary does not discuss taxation by foreign jurisdictions or state and local taxing authorities. Accordingly, the LLC and any members of such LLC are urged to consult their own tax advisors to determine the federal, state, local and foreign income and other tax consequences of the Proposal to them in light of their own particular tax circumstances.
Tax Consequences to the Shareholder of Fund IV
The LLC as an entity is not subject to U.S. federal income tax. Each member of the LLC is required to report separately on its federal income tax return its distributive share (as reported on Schedule K-1 to Form 1065) of income, gain, loss or deduction recognized by the LLC for the taxable year of the LLC ending with or within the taxable year of such member. Each member will be taxed on such distributive share regardless of whether the member has received a distribution of cash or other assets from the LLC. The withdrawal of Fund IV's election to be treated as a BDC should have no effect on such treatment of the LLC.
As a RIC, Fund IV generally has been relieved of U.S. federal income tax on that part of its net investment income and realized capital gains which it distributed to the Company. In other words, as a RIC, Fund IV has not been subject to corporate level U.S. federal income tax on its net investment income and realized capital gains since itsdistributions to the LLC were equal to or greater than such income or gain. If the Proposal is approved and Fund IV withdraws its election to be treated as a BDC, it will no longer qualify to be treated as a RIC under the Code. Therefore, Fund IV will be subject to corporate level U.S. federal income tax on its net investment income and realized capital gains, whether or not it distributes such amounts to the LLC. It should be noted, that even if the Proposal were not approved, there is a likelihood that, as Fund IV continues its wind-down phase, it will fail to meet the diversification requirements to qualify as a

RIC under the Code. In any event, Fund IV anticipates that it will have sufficient losses to offset most of any income or gains it may realize, although no assurances in this regard can be given.
As a RIC, not only is Fund IV not taxable to the extent it distributes its income and gains to the LLC, the members of the LLC are entitled to treat any distributions, the source of which is capital gain to Fund IV, as capital gain. Since Fund IV, however, distributes any equity or derivatives thereof, such as warrants, immediately upon receipt, Fund IV has not had any realized capital gain dividends and does not contemplate there would be any in the future.
Other than certain distributions made in exchange for the LLC's shares in Fund IV, distributions from Fund IV will generally be treated as dividends to the extent of the accumulated or current earnings and profits of Fund IV. Such dividends will accordingly be taxable to those members of the LLC which are not tax‑exempt entities. Distributions in excess of accumulated and current earnings and profits, if any, will generally be treated as a return of capital that is applied against and reduces the LLC's basis in the Fund Shares. Any remaining excess would be treated as gain realized from the disposition of the Fund Shares.
Dividends are taxed to taxpayers who are not individuals, estates or trusts at normal corporate tax rates. For individuals, estates and trusts, qualified dividends will be taxed at a maximum rate of 15% (for taxable years beginning after December 31, 2012, the maximum rate is scheduled to increase to 20%). In addition, the 2010 Health Care and Education Reconciliation Act imposes a tax of 3.8% on the “net investment income” of certain individuals, estates or trusts for taxable years ending after December 31, 2012. Among other items, net investment income includes dividends.
Tax Consequences to Tax-Exempt Members of the Shareholder
Any members of the LLC which are qualified plans, Individual Retirement Accounts, or other investors exempt from taxation under Section 501(c)(3) of the Code (collectively, “Tax-Exempt Entities”) are generally exempt from taxation except to the extent that they have UBTI (determined in accordance with Sections 511-514 of the Code). Under Section 512(b) of the Internal Revenue Code, UBTI does not include dividends received by a Tax-Exempt Entity. If a Tax-Exempt Entity, however, borrows money to purchase its interests in the LLC, a portion of its income from the Company will constitute UBTI pursuant to the “debt-financed property” rules of the Code. Further, certain income that is generated by an activity that is a “trade or business” and is received by a Tax-Exempt Entity may be characterized as UBTI. The withdrawal of Fund IV's election to be treated as a BDC should have no effect on this treatment of Tax Exempt Entities.
Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal service organizations that are exempt from taxation under Sections 501(c)(7), (9), (17) and (20), respectively, of the Code, are subject to different UBTI rules, which generally will require them to characterize as UBTI their allocable share of distributions from Fund IV. Dividend distributions by Fund IV allocable to a charitable organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Code. The withdrawal of Fund IV's election to be treated as a BDC should have no effect on this treatment of private foundations.
Pending Legislation

The LLC and any members of such LLC should be aware that a variety of tax-related legislation is currently pending in committees in the U.S. Congress. In this regard, on August 2, 2011, President Obama signed the “Budget Control Act of 2011” (the “Budget Act”). The Budget Act established the Joint Select Committee on Deficit Reduction (the “JSC”), with the charge of issuing a recommendation by November

23, 2011 for at least $1.5 trillion in additional deficit reduction steps to be undertaken over a ten-year period. It is expected that the JSC's recommendations will include increased taxes, tax reforms, and other changes to the Code. On September 12, 2011, President Obama submitted the legislative text for the “American Jobs Act of 2011” to the U.S. Congress (the “2011 Jobs Act”),which includes(1) a revised version of the carried interest tax provision introduced several times since 2007, and (2) limitations on itemized deductions for individuals with adjusted gross incomes of more than $200,000 and families with adjusted gross incomes of more than $250,000.In addition, on September 19, 2011 President Obama submitted to the JSC his “Plan for Economic Growth and Deficit Reduction” (the “Deficit Plan”). The Deficit Plan, according to the Obama Administration, would pay for the 2011 Jobs Act and reduce the deficit by over $3 trillion over the next decade. The Deficit Plan also calls on the JSC to “undertake comprehensive tax reform,” and urges the JSC to follow five principles, described by the Obama Administration as: (1) lower tax rates; (2) cut wasteful loopholes and tax breaks; (3) reduce the deficit by $1.5 trillion; (4) boost job creation and growth; and (5) comport with the so-called “Buffett Rule” that people making more than $1 million a year should not pay a smaller share of their income in taxes than middle-class families pay.

This legislation, if and when enacted, could potentially affect the tax treatment described above. Although it is likely that changes to the Code will occur as a result of this pending legislation, it is impossible to predict whether the final form of such legislation will significantly vary from the above-discussed proposals. The LLC and any members of such LLC are urged to contact their tax advisors regarding the effect these proposed changes may have on their own individual tax situations.

TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE CODE.
________________________
Recommendation
The Board of Directors of Fund IV unanimously recommends that you vote FOR the Proposal.

Vote Required
Adoption of the proposal to revoke Fund IV's election as a BDC under the 1940 Act requires the approval of the holders of a majority of the outstanding Fund Shares of Fund IV. The Operating Agreement of the LLC grants the members pass-through voting rights, meaning that the LLC, as the sole shareholder of Fund IV, may take no action as shareholder of Fund IV without first securing the approval of the members of the LLC, with the same vote required of the members as is required of the shareholder of Fund IV. Accordingly, approval of the Proposal requires the prior approval of the holders of a majority-in-interest of the outstanding LLC Shares of the LLC.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2011, there were 100,000 shares of Common Stock of Fund IV, $0.001 par value, issued and outstanding, all owned by Fund IV's sole shareholder, the LLC.

Under the LLC's Operating Agreement, the LLC may take no action as shareholder of Fund IV without first soliciting and/or taking instructions from the LLC members, to the same extent as if the members of the LLC were shareholders of Fund IV, with ownership interests therein identical to their respective ownership of LLC Shares in the LLC. Accordingly, for purposes of the tables below, the respective ownership of LLC Shares by the members of the LLC is addressed as if such members owned an identical pro rata interest in the outstanding shares of Fund IV.

Beneficial Owners of More Than 5% of Fund IV Shares as of the Record Date

Name and Address of Shareholder*	Number and Percentage of Shares Beneficially Owned
Venture Lending & Leasing IV, LLC	100,000; 100%
Westech Investment Advisors LLC**	100,000; 100%
Westech Investment Management, Inc. **	100,000; 100%
The Board of Trustees of the Leland Stanford Junior University***	14,800; 14.80%
Rocket Investments Pte Ltd***	10,000; 10.00%
Gordon E. and Betty I. Moore Foundation***	10,000; 10.00%
Pfizer, Inc.***	10,000; 10.00%
University of Notre Dame du Lac***	6,000; 6.00%
Mayo Foundation Master Retirement Trust****	6,000; 6.00%
Mayo Foundation****	6,000; 6.00%

* The address of each of the shareholders listed in this Annex is c/o Westech Investment Advisors LLC, 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

** Westech may be deemed to be a beneficial owner of the 100,000 shares of Fund IV owned by the LLC by virtue of its position as the managing member of the LLC. Westech Investment Management, Inc. may be deemed to be an indirect beneficial owner of the 100,000 shares of Fund IV owned by the LLC by virtue of it being the controlling member of Westech Investment Advisors, the managing member of the LLC.

*** Each is an indirect beneficial owner of more than 5% of the shares by virtue of owning more than 5% of the membership interests in the LLC.

**** Each of the Mayo Foundation Master Retirement Trust and the Mayo Foundation owns 3.00% of the membership interests in the LLC. By reason of their common management, each may be deemed to beneficially own, in the aggregate, 6.00% of the membership interests in the LLC. Mayo Foundation Master Retirement Trust expressly disclaims beneficial ownership of the interests held by Mayo Foundation. Mayo Foundation expressly disclaims beneficial ownership of the interests held by Mayo Foundation Master Retirement Trust.

Beneficial Ownership of Fund IV Shares by Fund Directors and Executive Officers as of the Record Date

Name and Address of Shareholder*	Number and Percentage of Shares Beneficially Owned
Ronald W. Swenson**	100,000; 100%
Salvador O. Gutierrez**	100,000; 100%
All directors and executive officers as a group (10 persons)***	100,000; 100%

Other than Messrs. Swenson and Gutierrez, no director or executive officer of Fund IV may be deemed to beneficially own in excess of 1% of the Shares outstanding.

* Each of the shareholders listed in this Annex may be contacted c/o Westech Investment Advisors LLC, 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

**Each of Messrs. Swenson and Gutierrez may be deemed to be an indirect beneficial owner of the 100,000 shares of Fund IV owned by the LLC by virtue of his relationship to Westech, the managing member of the LLC. Each of Messrs. Swenson and Gutierrez is a 50% shareholder and a director and executive officer of Westech Investment Management, Inc., the controlling member of Westech Investment Advisors.

*** Other than as set forth above with regard to Messrs. Swenson and Gutierrez, each is an indirect beneficial owner of shares by virtue of owning a membership interestin the LLC. If the 100,000 shares that are owned by the LLC and may be deemed to be beneficially owned by Messrs. Gutierrez and Swenson are disregarded, the directors and executive officers, as a group, beneficially own 2,080, or 2.08%, of the outstanding shares.

SUBMISSION OF SHAREHOLDER PROPOSALS
If the Proposal is approved by the shareholder at the meeting, then annual meetings of the shareholder will no longer be held, and Fund IV will not be subject to the rules of the SEC governing the conduct of shareholder meetings or the solicitation of shareholder consents (other than certain antifraud rules), including the SEC's Rule 14a-8 governing shareholder proposals.
If the Proposal is not approved by the shareholder at the meeting, then a shareholder wishing to submit proposals or director nominees for inclusion in a proxy statement for Fund IV's 2012 annual shareholder meeting should send its written proposals to the Secretary of Fund IV at 104 La Mesa Drive, Suite 102, Portola Valley, California 94028. To be included in the proxy statement for the 2012 annual shareholder meeting, proposals should be received prior to January 31, 2012.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This proxy statement incorporates documents by reference which are not presented in or delivered with it. This means that we can disclose certain information by referring our shareholder to certain documents. These documents (other than the exhibits to such documents, unless specifically incorporated by reference) are available, without charge, upon written or oral request, directed to the Secretary of Westech, identified below.
The following documents, which have been filed by Fund IV with the SEC pursuant to the Exchange Act (file no. 814-00640) are incorporated in this proxy statement by reference and shall be deemed to be a part hereof:
(a)    Annual Report on Form 10-K for the year ended December 31, 2010;
(b)    Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, and March 31, 2011;
(c)    Current Report on Form 8-K filed on May 12, 2011;
(d)    The Registration Statement on Form 10, filed with the SEC on December 10, 2003, registering Fund IV's Common Stock, $0.001 par value, pursuant to Section 12(g) of the Exchange Act; and
(e)    All documents filed by Fund IV with SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special shareholder meeting.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is to be deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.
FURTHER INFORMATION
Questions concerning this proxy statement should be directed to Martin D. Eng, Chief Financial Officer and Secretary of Westech, at (650) 234-4308, or by email to martine@westerntech.com.

Fund IV does not intend to present any other business at the meeting, nor is it aware of any shareholder that intends to do so. If, however, any other matter is properly brought before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

By Order of the Board of Directors,

/S/ Ronald W. Swenson
Ronald W. Swenson
Chairman of the Board
Portola Valley, California
October 17, 2011

PROXY

Venture Lending & Leasing IV, Inc.
Special Meeting of Shareholders - October 28, 2011

The undersigned hereby appoints as proxies Martin D. Eng, Ronald W. Swenson, and Maurice C. Werdegar and each of them (with power of substitution) to vote for the undersigned all shares of Common Stock, $0.01 par value (“Shares”) of the undersigned at the aforesaid meeting and any adjournment thereof with all the power the undersigned would have if personally present. The Shares represented by this proxy will be voted as instructed. Unless otherwise indicated to the contrary, this proxy shall be deemed to grant authority to vote “FOR” the proposal. This proxy is solicited on behalf of the Board of Directors of Venture Lending & Leasing IV, Inc.
Please sign and date this proxy and return it to Westech Investment Advisors, by fax to the attention of Lynda Colletta, at (650) 234-4343, or by e-mail to lyndac@westerntech.com.
Please indicate your vote by an “X” in the appropriate box below. The Board of Directors recommends a vote “FOR” the proposal below.

Approval of the termination of the status of Venture Lending & Leasing IV, Inc. as a business development company under the Investment Company Act of 1940, as amended.	FOR ______	AGAINST ______	ABSTAIN ______

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 28, 2011: The Proxy Statement, together with a Notice of Special Shareholder Meeting and Proxy Card, are available on the internet at the following address: www.intralinks.com. Please contact Lynda Colletta, at (650) 234-4321, or by e-mail to lyndac@westerntech.com, if you require assistance accessing such website.

Continued and to be signed on the next page.

If Shares are held jointly, each Shareholder named should sign. If only one signs, his or her signature will be binding. If the Shareholder is a corporation, the President or Vice President should sign in his or her own name, indicating title. If the Shareholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a “Partner.” If the Shareholder is a trust, an authorized officer of the Trustee should sign, indicating title.

Please sign exactly as the Shares are registered (indicated below)

________________________ Name of Shareholder
________________________ Signature ________________________ Title (if applicable)
Date: ________________, 2011